UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ferro Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FERRO CORPORATION 100O LAKESIDE AVENUE CLEVELAND, OHIO 44114-1147 USA TELEPHONE: (216) 641-8580 FACSIMILE: (216) 875-7266 WEBSITE: www.ferro.com
March 18, 2008
Dear Shareholder:
     I cordially invite you to attend the 2008 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 25, 2008. The meeting will be held at the InterContinental Hotel and Conference Center located at 9801 Carnegie Avenue in Cleveland, Ohio, and will begin at 10:00 a.m. (Cleveland time).
     At the 2008 Annual Meeting, shareholders will vote on the election of four Directors. The following Proxy Statement contains information about the Directors standing for election, the Directors who will continue in office after the Annual Meeting, a description of our corporate governance practices and other relevant information about our Company and the Annual Meeting.
     Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.
     I look forward to seeing you at the Annual Meeting.

Very truly yours,

James F. Kirsch
Chairman, President and Chief Executive Officer

PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
2007 EXECUTIVE COMPENSATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SHAREHOLDINGS
SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
SHAREHOLDER VOTING
MISCELLANEOUS

Who is soliciting my proxy with this Proxy Statement?
     The Board of Directors of Ferro is soliciting your proxy in connection with our Annual Meeting of Shareholders.
Where and when will the meeting be held?
     This year’s meeting will be held on Friday, April 25, 2008, at the InterContinental Hotel and Conference Center located at 9801 Carnegie Avenue in Cleveland, Ohio. The meeting will begin at 10:00 a.m. (Cleveland time). Complimentary valet parking will be provided.
What will be voted on at the meeting?
     At the meeting, shareholders will vote on the election of four Directors for terms ending in 2011.
What if I wish to attend the meeting?
     If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist us with meeting preparations and enable us to expedite your admission to the meeting.
Who is entitled to vote at the meeting?
     The record date for this meeting is March 3, 2008. On that date, we had 43,785,677 shares of Common Stock (which have a par value of $1.00 per share) and 282,487 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Stock and Series A ESOP Convertible Preferred Stock will vote together as a single class.)
How do I vote?
     You may cast your votes in person at the meeting or by any one of the following ways:
     By Telephone: You may call the toll-free number (1–888-693-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.
     Over the Internet: You may visit the website (www.cesvote.com) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.
     By Mail: You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.
What if I change my mind before the meeting?
     If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA or at the meeting itself . (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

PROXY STATEMENT
     This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation in connection with the Annual Meeting of Shareholders to be held on Friday, April 25, 2008, at 10:00 a.m. (Cleveland time).
ELECTION OF DIRECTORS
     At the Annual Meeting, shareholders will consider the election of four Directors for terms ending in 2011. Our Board has ten Directors divided into three classes with each class having a minimum of three directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about our Directors (both the nominees for re-election and the Directors whose terms will not expire at this meeting).
Nominees for Election at this Annual Meeting
     The current terms of office of Sandra Austin Crayton, Richard J. Hipple, William B. Lawrence, and Dennis W. Sullivan will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information* about these four Directors:

SANDRA AUSTIN CRAYTON Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	60 1994 This Annual Meeting 20,529 shares 35,250 shares Finance Committee Governance & Nomination Committee
Biographical Information:
Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company.
Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ LLC and retired from that position on June 1, 2001, when the company was sold.

*	For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 3, 2008, and includes shares that the Director owns beneficially, but not of record, deferred shares and deferred stock units that are converted to Common Stock after a one-year vesting period. (An individual is deemed to be the beneficial owner of shares over which he or she exercises or shares voting power or investment power.) The number of shares reported as “Common Stock Under Option” is as of March 3, 2008, but includes shares subject to options that would be issued if the Director exercised all stock options vested within 60 days after March 3, 2008, the record date for the Annual Meeting.

RICHARD. J. HIPPLE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	55 2007 This Annual Meeting 3,800 shares None Compensation Committee Finance Committee
Biographical Information:
Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Brush Engineered Materials Inc., a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Brush since May 2006 and President of Brush since May 2005. Mr. Hipple was Vice President of Strip Products of Brush from July 2001 until May 2002, when he became President of Alloy Products of Brush.
Prior to joining Brush, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

WILLIAM B. LAWRENCE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	63 1999 This Annual Meeting 18,460 shares 30,250 shares Audit Committee Compensation Committee Governance & Nomination Committee (Chair)
Biographical Information:
Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.
Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.
Mr. Lawrence also serves as a director of Brush Engineered Materials Inc. (a manufacturer of high-performance engineered materials).

DENNIS W. SULLIVAN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	69 1992 This Annual Meeting 43,032 shares 35,250 shares Audit Committee Governance & Nomination Committee
Biographical Information:
Mr. Sullivan retired as Executive Vice President of Parker Hannifin Corporation, a producer of motion and control components for commercial, industrial and aerospace markets, on December 31, 2003. Mr. Sullivan began his career with Parker in 1960. He became Group Vice President in 1972, President of the Fluid Connectors Group in 1976, Corporate Vice President in 1978, President of the Fluidpower Group in 1979 and President of the Industrial Sector in 1980. He became an Executive Vice President of Parker in 1981. Mr. Sullivan was formerly a director of Parker Hannifin and of KeyCorp (a bank-based financial services company).
     Ms. Crayton and Messrs. Hipple, Lawrence and Sullivan have agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board or there will be a vacancy available to be filled by the Board.
Vote Required
     The four nominees who receive the greatest number of votes cast for the election of Directors at the 2008 Annual Meeting by the shares present, in person or by proxy, and entitled to vote, will be elected Directors.
Board Recommendation
     The Board recommends that you vote FOR the election of Ms. Crayton and Messrs. Hipple, Lawrence and Sullivan. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
     If the election of Directors is by cumulative voting (see page 41 below), however, the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

Directors Continuing in Office
     The following are the Directors who will continue in office after the Annual Meeting:

MICHAEL H. BULKIN
Age:	69
First Became a Ferro Director:	1998
Current Term Expires:	2010
Common Stock Owned:	40,169 shares
Common Stock Under Option:	35,250 shares
Committee Assignments:	Compensation Committee (Chair)

Biographical Information:
Mr. Bulkin is a private investor. In 1965, he joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993.
Mr. Bulkin also serves as a director of Bunge Limited (a global food and agribusiness company operating in the farm-to-consumer food chain).

JENNIE S. HWANG, Ph.D.
Age:	60
First Became a Ferro Director:	2001
Current Term Expires:	2009
Common Stock Owned:	19,674 shares
Common Stock Under Option:	25,250 shares
Committee Assignments:	Audit Committee
Governance & Nomination Committee

Biographical Information:
Dr. Hwang has over 30 years of experience in materials, electronics and chemical coatings through her management and/or ownership of businesses. She has served as the President of H-Technologies Group since 1994, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Prior to establishing these companies, Dr. Hwang held various senior executive positions with Lockheed Martin Corp., SCM Corp., and The Sherwin-Williams Company.
Dr. Hwang holds a Ph.D. in engineering and two M.S. degrees in liquid crystals and chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is a worldwide speaker and author of more than 300 publications and several internationally used textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology) and is a board member of Second Bancorp, Inc. (a bank holding company), Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University.

JAMES F. KIRSCH

Age:	50
First Became a Ferro Director:	2005
Current Term Expires:	2009
Common Stock Owned:	234,000 shares
Common Stock Under Option:	201,250 shares

Biographical Information:
Mr. Kirsch was elected Chairman of Ferro’s Board of Directors on December 14, 2006. He was appointed Chief Executive Officer and a Director in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer.
Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.
Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

MICHAEL F. MEE
Age:	65
First Became a Ferro Director:	2001
Current Term Expires:	2010
Common Stock Owned:	26,665 shares
Common Stock Under Option:	27,750 shares
Committee Assignments:	Compensation Committee
Finance Committee (Chair)

Biographical Information:
At the time of his retirement in March 2001, Mr. Mee served as Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company, a pharmaceutical and related health care products company.
Mr. Mee joined Bristol-Myers Squibb in 1994 as its Chief Financial Officer and later assumed additional responsibility for Corporate Development and Global Business Services. In 1999, he was made Executive Vice President and became a member of the Office of the Chairman in 2000.
Before joining Bristol-Myers Squibb, Mr. Mee was involved in the reorganization of Wang Laboratories as Chairman of the Board and earlier as Executive Vice President and Chief Financial Officer of the company. Prior to joining Wang Laboratories in 1990, Mr. Mee had positions of increasing responsibility with Norton Company, Monsanto Company and Chrysler Corporation. Mr. Mee also serves as a director of Lincoln National Corporation (an insurance and financial services company).

PERRY W. PREMDAS
Age:	55
First Became a Ferro Director:	2007
Current Term Expires:	2010
Common Stock Owned:	11,658 shares
Common Stock Under Option:	None
Committee Assignments:	Audit Committee
Finance Committee

Biographical Information:
Mr. Premdas joined Ferro’s Board on February 23, 2007.
From 1999 to 2004, Mr. Premdas served as the chief financial officer and a member of the Board of Management of Celanese AG, a worldwide leader in chemical products, acetate fiber, technical polymers and performance products headquartered in Germany. From 1976 to 1998, Mr. Premdas held management and financial positions of increasing responsibility with Celanese Corporation and Hoechst AG, including chief financial officer roles at Hoechst Celanese Corporation and Centeon LLC.
Mr. Premdas is also a director of Compass Minerals International, Inc. (a salt and specialty fertilizer company) and Balchem Corporation (a developer, manufacturer and marketer of specialty performance ingredients and products for the nutritional, feed and medical sterilization industries).

WILLIAM J. SHARP
Age:	66
First Became a Ferro Director:	1998
Current Term Expires:	2009
Common Stock Owned:	29,113 shares
Common Stock Under Option:	35,250 shares
Committee Assignments:	Audit Committee (Chair)
Compensation Committee
Finance Committee

Biographical Information:
Mr. Sharp serves as a consultant to various private equity groups.
In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.
Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996. Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier), 2020 ChinaCap Acquirco, Inc. (a special purpose acquisition company) and Theotino, Inc. (a software platform for online work collaboration and services trading).
     On April 26, 2007, Albert Weisser, who serves as chairman and CEO of Bunge Corporation, resigned as a Director due to other personal commitments. At the time of his departure, the Board expressed its sincere thanks and appreciation to Mr. Weisser for his seven years of dedicated service to the Company.

Board Meetings and Attendance
     During 2007, the Board of Directors met seven times. During 2007, each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. (Mr. Premdas and Mr. Hipple, both of whom were elected to the Board during the year, did not attend meetings before their election.) Although we do not have a formal policy with respect to Director attendance at the Annual Meeting of Shareholders, the Directors are encouraged to attend. All of the Directors who were in office at the time attended the 2007 Annual Meeting held on April 27, 2007.
Director Compensation
     In 2007, Directors (other than Mr. Kirsch who is an employee of the Company) were paid a quarterly retainer of $16,250 ($65,000 per annum) and in February 2007 were awarded 3,800 deferred stock units. (Mr. Hipple, who joined the Board in June, did not receive deferred stock units in 2007.) The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a Director attends in a given year exceeds 24, in which case the Director would be paid $1,500 for each meeting in excess of 24. (In 2007, no Director attended more than 24 meetings.) In 2007, the Chair of the Audit Committee was paid an additional quarterly fee of $5,000 ($20,000 per annum) and the Chairs of the Compensation, Finance and Governance & Nomination Committees were each paid an additional quarterly fee of $2,500 ($10,000 per annum). Director fees and other compensation for 2007 were:
Directors’ Compensation Table

	Fees			Deferred Stock Units(2)
				Number of
				Shares of
	Paid In			Common		Total
Name	Cash	Deferred(1)	Total Fees	Stock	Value(3)	Compensation
	$	$	$	Shares	$	$
Michael H. Bulkin	0	75,000	75,000	3,800	83,562	158,562
Sandra Austin Crayton	65,000	0	65,000	3,800	83,562	148,562
Richard J. Hipple	32,500	0	32,500	0	0	32,500
Jennie S. Hwang	65,000	0	65,000	3,800	83,562	148,562
James F. Kirsch (4)	0	0	0	0	0	0
William B. Lawrence (5)	75,000	0	75,000	6,300	138,537	213,537
Michael F. Mee	0	75,000	75,000	3,800	83,562	158,562
Perry W. Premdas	0	65,000	65,000	3,800	83,562	148,562
William J. Sharp	85,000	0	85,000	3,800	83,562	168,562
Dennis W. Sullivan	0	65,000	65,000	3,800	83,562	148,562
Alberto Weisser	32,500	0	32,500	3,800	83,562	116,062

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period (unless deferred by the Director). (The date of grant each year is the pre-determined date of the Governance & Nomination Committee meeting in February of that year.)

(3)	The amounts in this column reflect full fair value of the award on February 6, 2007, the date of grant.

(4)	Mr. Kirsch is not paid any fees for his service as a Director because he is an employee of the Company.

(5)	Mr. Lawrence received an additional special award of 2,500 deferred stock units in recognition of his service as Chair of the Audit Committee during the period of investigation and restatement of the Company’s financial statements for the year ended December 31, 2003 and the quarter ended March 31, 2004.
     Directors may defer their fees and common stock issuable upon settlement of the deferred stock units into a Ferro Common Stock account. Amounts so deferred are invested in Ferro Common Stock and dividends on those shares are reinvested in additional Ferro Common Stock. Ferro distributes the shares credited to a Director’s deferred account after he or she ceases to be a Director.

CORPORATE GOVERNANCE
     Ferro’s Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent and independent oversight of the Company. Below is a description of the corporate governance measures in place to assure that objective is met. Further information about the Company’s corporate governance policies may be found at our website: www.ferro.com.
Corporate Governance Principles
     The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on our website (www.ferro.com), are intended to assure that Ferro’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.
Director Independence
     The Board has also adopted formal Guidelines for Determining Director Independence, which are also available on our website (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than Mr. Kirsch, qualify as “independent” under such standards.
Board Committees
     The Board of Directors has four committees, which are an Audit Committee, a Compensation Committee, a Finance Committee, and a Governance & Nomination Committee.
o	Audit Committee
     The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, Ferro’s compliance with legal and regulatory requirements relating to its financial reports (including the annual Audit Committee report as required by the Securities Exchange Act of 1934), Ferro’s independent registered public accountants’ qualifications, independence, and performance, the performance of Ferro’s internal audit and risk management functions, compliance with Ferro’s legal and ethical policies and Ferro’s accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements, or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the independent registered public accountants. The Committee’s charter may be found on our website (www.ferro.com).
     Dr. Hwang and Messrs. Lawrence, Sharp, and Sullivan served on the Audit Committee throughout 2007 and Mr. Sharp served as the Chair for the entire year. Mr. Premdas joined the Committee upon his election as a Director on February 23, 2007, and Mr. Weisser left the Committee upon his resignation on April 26, 2007. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence. The Board has determined, in its best judgment, that more than one member of the Audit Committee has the accounting and related financial management experience and expertise to qualify as an audit committee “financial expert” as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s rules under that statute. In 2007, the Board designated Mr. Premdas as the Audit Committee’s named financial expert. (Mr. Premdas’ biography is on page 6 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange listing standards to serve on the Audit Committee.
     The Audit Committee met twelve times in 2007. The Audit Committee’s report is on page 37 below.

o	Compensation Committee
     The Compensation Committee is responsible for recommending policies for compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. (See page 13 of the Company’s 2007 Annual Report on Form 10-K.) The Committee also oversees the various compensation and benefit plans and policies of the Company generally. The Committee’s charter may be found on our website (www.ferro.com).
     The Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide support to the Committee and management. Towers Perrin assists with the design of pay plans and reviewing the effectiveness and competitiveness of the Company’s compensation programs. Towers Perrin also provides the Committee and management with market data on the compensation programs of peer companies. The Chief Executive Officer and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the Chief Executive Officer) based on the competitive market data, internal pay equity, responsibilities and performance. The Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards and related performance goals. From time to time, the Committee delegates to the Chief Executive Officer and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion and Analysis” section beginning on page 12 below.
     Messrs. Bulkin, Hipple, Lawrence, Mee, and Sharp served as the members of the Compensation Committee during 2007, with Mr. Bulkin serving as the Chair. (Mr. Hipple was appointed to the Committee in December 2007.) All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
     The Compensation Committee met seven times in 2007. The Compensation Committee’s report is on page 18 below.
o	Finance Committee
     The Finance Committee has oversight responsibilities with respect to reviewing the Company’s capital structure, worldwide capital needs, major capital allocations, financial position and related financial covenants and recommending to the Board financial programs and plans for implementing such programs. This Committee’s charter may also be found on our website (www.ferro.com).
     The Finance Committee met four times in 2007. Ms. Crayton and Messrs. Mee and Sharp were the members of the Finance Committee throughout 2007, with Mr. Mee serving as the Chair. Mr. Premdas joined the Committee upon his election as a Director on February 23, 2007, Mr. Weisser left the Committee upon his resignation on April 26, 2007, and Mr. Hipple joined the Committee upon his election as a Director on June 26, 2007. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
o	Governance & Nomination Committee
     The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors and recommending to the Board the composition and chairs of each committee. The Committee’s charter may be found on our website (www.ferro.com).
     In its role as the nominating body for the Board, the Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of

Directors. In making its recommendations, the Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. Other than the foregoing, there are no stated minimum criteria for Director nominees, and the Committee may also consider such other factors as it deems appropriate in the best interests of Ferro and its shareholders.
     The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes a pool of potential Director candidates from recommendations from the Board, senior management and shareholders. The Committee may also retain a third party search firm to assist in the identification of Director candidates. Mr. Premdas and Mr. Hipple were recommended to the Committee by non-management Directors.
     The Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under Federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.
     Ms. Crayton, Dr. Hwang, and Messrs. Lawrence and Sullivan are the members of the Governance & Nomination Committee, with Mr. Lawrence serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
     The Governance & Nomination Committee met six times in 2007.
Other Corporate Governance Measures
     Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by a lead Director selected from among the committee Chairs on a rotating basis. (Mr. Bulkin, the Chair of the Compensation Committee, currently serves as the lead Director.) Neither the Chief Executive Officer nor any other member of management attends these meetings. Following each executive session, the lead Director shares with the Chief Executive Officer such observations, comments or concerns as he and the other non-management Directors deem appropriate.
     The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee and Compensation Committee meet periodically with members of senior management.
     Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website (www.ferro.com) and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. Under the Audit Committee’s charter, the Committee is charged with responsibility to assure that all exceptions to and waivers of the Company’s ethical and internal control policies are properly disclosed, documented and approved by the Committee and that no employee is disciplined, punished or otherwise disadvantaged as a consequence of reporting in good faith violations of the Company’s policies. Exceptions, waivers and amendments of those policies may be made, if at all, only by the Committee and, in the event any such exceptions, waivers or amendments are granted, a description of the change or event will be posted on Ferro’s website within four business days. Finally, further to assure compliance, Ferro maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations.
     Any shareholder or other interested party who wishes to communicate directly and confidentially with the lead Director or the independent Directors as a group may contact the independent Directors at the following website: www.ferrodirectors.com. The independent Directors will handle such communications confidentially.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
     Set forth below is a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer and other members of the Senior Management Committee for 2007. (The Senior Management Committee is comprised of the Company’s executive officers.* See page 13 of the Company’s 2007 Annual Report on Form 10-K.)
Our Compensation Philosophy and Objectives
     The primary objectives of the Company’s executive compensation program are:
o	To provide a total compensation opportunity designed to attract, retain and align the efforts of an experienced and high-performing senior management team toward the achievement of the financial goals of the corporation and improvement in shareholder value,

o	To design elements of the compensation program to reward the achievement of specific annual and long-term financial goals, and align the interests of executives with those of shareholders,

o	To target executive compensation levels for base salary, annual incentives, and long-term incentive compensation at the 50th percentile of the competitive market, with a strong “pay-for-performance” relationship, to ensure the Company’s ability to compete in the market for executive talent, **

o	To target appropriate portions of long-term incentive compensation, when necessary, towards retention of our executive team, and

o	To ensure that the actual compensation paid to our executive team is aligned and correlated with financial performance results and changes in shareholder value.
Compensation Committee Oversight
     The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the Chief Executive Officer and the other members of the Senior Management Committee. The Compensation Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and the Chairs and members of Board Committees, and oversees compensation and benefit plans and policies of the Company generally.
     In carrying out its oversight responsibilities, the Compensation Committee is supported by external executive compensation consultants and management. The nature of this support is summarized below:
     Role of External Compensation Consultants. The Compensation Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide expertise to management and the Committee on the design of appropriate pay plans, analysis of the effectiveness of

*	One member of the Senior Management Committee is not an employee of the Company, but rather an independent contractor under a service contract with the Company. Management established the terms and conditions of this individual’s service contract with the Company. For purposes of this Proxy Statement, the description of compensation and other arrangements for the Senior Management Committee does not include the compensation of or other arrangements with the independent contractor. (If the payments to this individual had been included, he would not have been included among the executives listed on the Summary Compensation Table on page 20 below.)

**	Maximum performance results will be rewarded in some instances with payout levels that are well above the 50th percentile of the competitive market.

existing plans, and the competitiveness of base salary, annual incentive levels, and long-term incentive awards with the competitive market.
     In fulfilling this role, Towers Perrin provides the Committee with competitive market data from a variety of sources. These companies are chosen based on their participation in a similar industry with a comparable size to the Company (based on revenues). This market data includes information from the proxies of Ferro’s 14 peer companies, from 17 specialty chemical companies in the S&P index, and from 730 Mid Cap companies with revenues from approximately $1 billion to $4 billion that are comparable to Ferro’s revenues. Ferro’s peer companies that Towers Perrin analyzed for 2007 included the following:

A. Schulman, Inc.	The Lubrizol Corporation
Albemarle Corporation	Minerals Technologies Inc.
Cabot Corporation	Olin Corporation
Chemtura Corporation	PolyOne Corporation
Cytec Industries Inc.	Sigma-Aldrich Corporation
H.B. Fuller Company	Valhi, Inc.
Hercules Incorporated	W. R. Grace & Co.
     Towers Perrin also provides market data to the Chief Executive Officer and Vice President, Human Resources with respect to each of the Senior Management Committee positions. This information is considered by the Chief Executive Officer along with internal equity, scope of responsibilities, and performance, in making pay recommendations to the Committee for the Senior Management Committee. The Compensation Committee approves all pay decisions related to Senior Management Committee members.
     During 2007, Towers Perrin did not provide material services to the Company outside of those described in this section.
     Role of Management. Management of the Company supports the Compensation Committee in its assessment of executive compensation, implements decisions made by the Committee, and ensures that the Company’s compensation plans are administered in accordance with the provisions of the plans. The Company’s Vice President, Human Resources and Director, Compensation provide Towers Perrin with information concerning executives’ responsibilities, compensation, benefits, executive allowances, and Company financial data and business goals as necessary for them to complete their work for the Committee. The Chief Executive Officer and Vice President, Human Resources participate in an advisory capacity in the Compensation Committee’s meetings, including the annual compensation review in February each year, and provide the Committee with data and analyses as requested by the Committee. The Committee makes its decisions with respect to the Chief Executive Officer in executive session.
Our Current Compensation Program
     Our current compensation program includes a base salary, an annual incentive, long-term incentives, retirement benefits, supplemental contributions to the Company’s defined contribution program, and an executive allowance. We also make available to our executives the opportunity to participate in a deferred compensation plan. Finally, the Company provides its executives with protection against fundamental changes in the Company’s ownership and control through change-in-control agreements. The total compensation and the individual elements of compensation are periodically reviewed by the Committee based upon data provided by Towers Perrin on market practices of peer companies. The competitive market provides a larger range of companies and more information regarding the compensation of officers of Ferro’s peer companies because certain officers’ information is not available in the public disclosure by these companies. Each element of our compensation program is discussed below.
     Base Salary. An executive’s base salary is cash compensation that is based on internal equity and external competitive market data comparison. This portion of compensation is not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance and external market conditions. The Company targets base salary at the 50th percentile of the competitive market, but considers other factors, including individual performance and experience, internal equity, scope and influence of the position, in setting an individual’s base salary and overall compensation level. This ensures the Company’s ability to compete in the competitive market for executive talent.
     Annual Incentives. The Company’s Annual Incentive Plan (the “AIP”) provides an executive an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. Target incentive opportunities, performance metrics and performance goals are established by the Compensation Committee and communicated to participants at the beginning of each year. These AIP goals are directly linked to the financial goals in the operating plan approved by the Board of Directors. At the Compensation Committee’s discretion, AIP payments to the Chief Executive Officer and each Senior Management Committee member may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year. In addition, the Compensation Committee may adjust AIP performance results to account for certain one-time items in exceptional or extraordinary circumstances where the effects of the item are auditable.
     Long-Term Incentives. In November 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan (the “2006 LTIP”). The 2006 LTIP replaced the earlier 2003 Long-Term Incentive Compensation Plan (the “2003 LTIP”). (The 2003 LTIP and the 2006 LTIP constitute the Company’s Long-Term Incentive Plan and are referred to as the “LTIP” in this Proxy Statement.) The terms of the two plans are substantially the same. Grants in 2007 were made under the 2006 LTIP.
     The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high quality key employees and Directors and aligning their interests with those of our shareholders. The LTIP is administered by the Compensation Committee. The Committee selects the employees and Directors who will participate in the program, approves the types and number of awards to be made to each participant, and approves the terms, conditions and limitations applicable to each award. The Compensation Committee delegates authority to the Chief Executive Officer within pre-established limitations to make awards to newly-hired employees who are not executive officers during the course of the year.
     The LTIP allows the Company to award six different types of long-term incentives, i.e., stock options, stock appreciation rights, restricted shares, performance shares, other common stock based awards (such as phantom common stock units and deferred common stock units), and dividend equivalent rights. In 2007, the Compensation Committee authorized two types of LTIP awards – stock options and performance shares. The basic terms of those awards are described below:
o	Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Ferro Common Stock on the date the options are granted. Stock options have a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. After receiving the recommendation of management, the Compensation Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the LTIP.

o	Performance Shares. At the time of award, the Company establishes a nominal or target number of shares for each participant. At the end of the performance period (currently, three years), a determination is made whether and to what extent the pre-established performance targets have been achieved. If target levels of performance are not achieved, a participant’s actual payout will be less than the nominal values of the awards. Threshold performance levels must be achieved to receive any payout. The Committee has the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in Ferro’s financial statements, provided such adjustments are made in a manner consistent with Section 162(m) of the Internal Revenue Code (to the extent applicable). Payments at the end of the period are made one-half in shares and one-half in cash based on the average closing price for the Company’s Common Stock during the first 10 calendar days of the last month of the performance period. After receiving the recommendation of management, the Compensation Committee determines which employees receive performance shares and the number of performance shares granted to employees in accordance with the terms of the LTIP.
     The Compensation Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The value of any awards, including stock option strike price, is determined by the closing price of Ferro Common Stock on the New York Stock Exchange on the date the Compensation Committee approves the grants. From time to time during the year, the Compensation Committee (or the Chief Executive Officer pursuant to his authority delegated to him by the Compensation Committee) may award shares to a new hire or, under unusual circumstances, to a current employee. In such cases, the value of the grant is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted, which in the case of new hires is the first date he or she is employed.
     Executive Allowance and Other Benefits. During 2007, the Company provided an annual executive allowance for the Chief Executive Officer and other Senior Management Committee members in lieu of providing benefits such as personal use of the Company aircraft, financial planning, tax preparation, and club memberships. The executive allowance is paid in cash in April of each year. The amount of the allowance is set by the Compensation Committee and targeted at providing sufficient funds to pay for the discontinued executive benefits. For 2007, this amount was $35,000 for the Chief Executive Officer and $9,600 for other Senior Management Committee members. Company provided leased cars were eliminated for new Senior Management Committee hires as of April 1, 2006 and were phased out for the Chief Executive Office and other Senior Management Committee members as of December 31, 2007. Finally, our executives are entitled to four weeks of vacation per year.
     Retirement Benefits. In previous years, the Company offered its employees a defined benefit plan, known as the Ferro Corporation Retirement Plan (the “DB Plan”), and for executive employees a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, we “froze” our principal defined benefit plan (including the companion non-qualified supplemental defined benefit plan for executives) for purposes of future accruals. These plans had previously been frozen as to new entrants since July 1, 2003.* Consequently, going forward the primary retirement benefit that will be provided to executive officers will be in the form of a defined contribution plan (including a companion non-qualified supplemental defined contribution plan for executive officers).
     Non-Qualified Plans. During 2007, Senior Management Committee members were eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”) and the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental DC Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. The Supplemental DC Plan provides participants with contributions that would have been made to their 401(k) and basic pension contribution accounts under the Ferro Corporation Savings and Stock Ownership Plan (the “DC Plan”), were it not for tax law limitations.
     Change-in-Control Agreements. For many years, the Board has recognized that, as is the case with many publicly-held corporations, there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their

*	Of the executive officers listed in the Summary Compensation Table on page 20 below, only Messrs. Bays and Gannon were eligible to participate in the DB Plan or the Supplemental DB Plan. Mr. Gannon’s employment with the Company terminated on January 2, 2007, before he vested in a benefit under the defined benefit plans.

assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. For a discussion of payments to executive officers as a result of a change in control, see discussion under Employment Agreements and Termination and Change in Control Payments beginning on page 28 below.
Executive Compensation Process in 2007
     In 2007, the Compensation Committee continued the approach to long-term incentive compensation that was established in 2006. Long-term compensation opportunities were targeted at the 50th percentile of the competitive market, with a mix of 50% stock options and 50% performance shares. Goals for the performance share grants awarded in connection with the 2007-2009 performance period were cumulative earnings per share and revenues over the performance period for all participants.
     The Compensation Committee also continued the approach to annual incentive compensation that had been established in 2006, which is to focus the efforts of the management team on the achievement of the most critical financial results for the year and to increase the linkage of payouts to achievement of the budgeted financial results. Goals for the 2007 AIP were corporate operating income and business unit operating profit. Target levels were set at the operating budget for the Company and business units. Threshold performance, the level required for any payout to be achieved, was set at 90% of the budgeted performance levels. At threshold performance, the payout would be 25% of an individual’s target incentive. The maximum payout would be earned for performance of 120% of budget or better. For 2007, the maximum payout would be 250% of an individual’s target incentive. The 2007 goals for the Chief Executive Officer, Chief Financial Officer and Vice President and General Counsel were based solely on corporate operating income. Goals for the Operating Vice Presidents were weighted 30% on corporate operating income and 70% on the operating profit of the business unit for which they were responsible.
     At its February 6, 2007 meeting, the Committee reviewed current levels of pay for the Senior Management Committee and the Chief Executive Officer’s recommendations for increases. The Committee approved salary increases based on competitive market salary movement, competitive base salary data, and internal equity considerations of 3.2% for Mr. Bays, 7.7% for Mr. Murry and 5.0% for Mr. Russell. These compensation changes were made retroactive to January 1, 2007. Ms. Bailey began employment with the Company on January 2, 2007 and was therefore not eligible for a salary increase.
     Mr. Kirsch’s base salary rate was increased from $650,000 to $700,000, retroactive to January 1, 2007. This increase resulted in a base salary for Mr. Kirsch that was between the 25th and 50th percentile of the competitive market data provided by Towers Perrin.
     Also at its February 6, 2007 meeting, the Committee made long-term incentive grants to the Chief Executive Officer and Senior Management Committee at levels approximating the 50th percentile of competitive market based on data provided by Towers Perrin, split (in value) evenly between stock options and performance shares. Accordingly, Mr. Kirsch was awarded 150,000 stock options and 50,000 performance shares for the 2007-2009 performance period. Ms. Bailey was awarded 33,000 stock options and 11,500 performance shares; Mr. Murry was awarded 29,500 stock options and 10,100 performance shares; and Messrs. Bays and Russell were each awarded 25,000 stock options and 8,750 performance shares. The goals for the 2007-2009 performance shares were cumulative earnings per share weighted at 70% and cumulative sales revenues for the Company weighted at 30%. The cumulative sales revenue target was set at an annual growth rate of approximately 5%, a level comparable to the historical growth rate of peer companies. The cumulative earnings per share target was set at a level that, based on historical performance, would approximate the competitive market peers’ 40th percentile performance. For the estimated payouts to Messrs. Kirsch and Bays for the 2005-2007 performance period, see Option Exercises and Stock Vested on page 25.
     At its February 28, 2008 meeting, the Committee decided to modify the long-term incentive program for 2008 through 2010. For 2008, a portion (20%) of the long term incentive target grant value for 2008, 2009 and 2010, for which performance shares would otherwise be granted, will be replaced by a one-time grant of shares of restricted stock that will vest three years from the date of grant. The shares will vest only if the executive is employed by the Company at the end of the three-year period or his or her employment was ended due to death, disability, or a change of control during that period. At the end of the vesting period, the executive will receive shares of the Company’s Common Stock and the nominal amount of dividends paid on such shares during the three-year vesting period. The executive will be obliged to hold the shares remaining after satisfying any tax withholding obligations for a period of two years after the end of the vesting period. Long-term incentive grants for 2009 and 2010 will be reduced accordingly.
     On February 28, 2008, the Committee reviewed the Company’s performance compared to goals for the AIP. The 2007 target performance for corporate operating income (defined as business unit operating profit less corporate unallocated expenses and excluding certain non-recurring items) was established at $136.4 million, an 11.4% increase above actual 2006 performance. Threshold performance was established at 90% of target and maximum performance at 120% of target. Operating profit targets for each of the businesses were established at the operating budget level with thresholds and maximums set at 90% and 120% of budget, respectively.
     Management recommended to the Committee that AIP results for 2007 be adjusted for the effects of the quality issue at the Organic Specialties’ Evansville, Indiana facility and the safety intervention at the Electronic Material Systems’ South Plainfield, New Jersey facility, both of which occurred during 2007. The Committee concluded that these two events were extraordinary and exceptional and that the effects of those two items were auditable. Consequently, the Committee accepted management’s recommendation to adjust the 2007 AIP results by a total of $7.0 million, $4.0 million of which reflected the profit impact of the quality issue at the Evansville facility and $3.0 million of which reflected the profit impact of the safety intervention at South Plainfield. (No similar adjustments were made to 2006 AIP results).
     After these adjustments, the corporate operating income was $124.64 million, resulting in a score of 35.36%. Accordingly, the Committee approved AIP payments of $185,640 for Mr. Kirsch, $61,880 for Ms. Bailey, and $50,918 for Mr. Bays. Mr. Murry’s score for Inorganic Specialties was 55.58% resulting in an approved incentive payment of $97,265. Finally, Mr. Russell’s performance score for Electronic Material Systems was 10.61% resulting in an approved payment of $15,040. In addition, the Committee considered Mr. Russell’s special incentive opportunity of $100,000 for 2007 (provided to him at the time he joined the company in consideration of certain compensation he was forfeiting when he left his former employer). Although the Electronic Material Systems operating profit target was not achieved in 2007 and therefore the special incentive not earned by Mr. Russell, the Committee decided to make a discretionary payment of $75,000 in recognition of Mr. Russell’s capabilities and contributions to Electronic Material Systems during 2007. The Committee also decided that Mr. Russell would have an opportunity to make up the additional $25,000 if he achieves the operating profit target for Electronic Material Systems in 2008.
     Finally, the Compensation Committee reviewed the executive benefits provided to the Chief Executive Officer. The Committee approved a one-time payment to the Chief Executive Officer of $100,000 to reimburse him for the initiation fee for joining the Pepper Pike Country Club. The Committee recommended he join to enhance networking opportunities with other Cleveland area CEOs. The Committee approved payment of an executive allowance of $35,000 for 2008, the same level as in 2007.
Stock Ownership Guidelines
     Ferro has had stock ownership guidelines for its Directors and executive officers since 1998. The current guidelines, approved by the Compensation Committee on February 6, 2007, require the Chief Executive Officer and other Senior Management Committee members to achieve target levels ownership of 150,000 shares and 30,000 shares, respectively, within a five-year period. For non-executive Directors, the stock ownership guideline is 10,000 shares.
     Shares of Common Stock deemed to be owned by each executive and Director include shares owned outright with no restrictions, restricted stock grants, shares owned in the DC Plan, shares deemed to be invested in Ferro Common Stock through the Company’s deferred compensation and supplemental defined contribution plans, 20% of vested options that are “in-the-money” by more than thirty percent, and shares represented by deferred stock units granted to non-executive Directors.
     Due to the trading blackouts in 2004 through 2006 associated with the restatement of our financial statements for the year ended December 31, 2003 and the quarter ended March 31, 2004, the time period for achieving this guideline for the current executives covered by the guideline was extended until December 31, 2011.
Section 162(m) Limitation
     Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its three highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to qualify the LTIP under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael H. Bulkin, Chair
Richard J. Hipple
William B. Lawrence
Michael F. Mee
William J. Sharp
Compensation Committee Interlocks and Insider Participation
     During 2007, no officer or employee of Ferro served as a member of the Compensation Committee. Also, during 2007, there were no interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Plans Described in This Proxy Statement

Where
Plan Name	Described	Abbreviation
Annual Incentive Plan	Page 14	“AIP”
2006 Long-Term Incentive Plan	Page 14	“2006 LTIP”
2003 Long-Term Incentive Compensation Plan	Page 14	“2003 LTIP”
The 2006 LTIP and the 2003 LTIP, collectively	Page 14	“LTIP”
Ferro Corporation Retirement Plan	Page 15	“DB Plan”
Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees	Page 15	“Supplemental DB Plan”
Ferro Corporation Savings and Stock Ownership Plan	Page 15	“DC Plan”
Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees	Page 15	“Supplemental DC Plan”
Ferro Corporation Deferred Compensation Plan for Executive Employees	Page 15	“Deferred Compensation Plan”

2007 EXECUTIVE COMPENSATION
     The following table shows the elements of compensation paid or earned during 2007 and 2006 to each person serving as the Chief Executive Officer, the Chief Financial Officer and the other three highest paid executive officers as of December 31, 2007:
Summary Compensation Table

							Change in
							Pension
							Value
							and Non-
						Non-Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary (1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	sation(7)	Total
		$	$	$	$	$	$	$	$
James F. Kirsch	2007	700,000	0	419,722	603,616	185,640	0	186,866	2,095,844
Chairman, President and	2006	625,000	0	400,804	366,458	722,475	0	126,944	2,241,681
Chief Executive Officer
Sallie B. Bailey (8)	2007	348,905	100,000	158,061	46,230	61,880	0	80,677	795,753
Vice President and Chief Financial Officer
Thomas M. Gannon (8)	2007	2,813	0	0	0	0	0	554,755	557,568
Former Vice President and	2006	365,000	200,000	27,795	311,545	270,465	0	69,135	1,243,940
Chief Financial Officer
James C. Bays	2007	320,000	0	104,536	260,061	50,918	2,035	81,113	818,663
Vice President, General	2006	310,000	0	121,231	220,648	206,739	76,420	61,275	996,313
Counsel & Secretary
Michael J. Murry	2007	350,000	0	108,352	139,075	97,265	0	82,577	777,269
Vice President,	2006	325,000	0	81,892	93,357	267,313	0	51,916	819,478
Inorganic Specialties
Barry D. Russell (9)	2007	315,000	75,000	106,141	119,677	15,040	0	64,452	695,310
Vice President,	2006	205,780	0	78,994	58,214	305,057	0	21,205	669,250
Electronic Material Systems

(1)	The amounts in this column consist of salary paid or deferred for 2007 and 2006. Mr. Kirsch’s base salary for 2006 was $600,000 from January through June, and increased to $650,000 on July 1, 2006. Mr. Kirsch’s base salary for 2007 was $700,000 beginning on January 1, 2007. The amount listed for Mr. Gannon for 2007 relates to the period of his employment through the termination of his employment on January 2, 2007.

(2)	The amounts in this column generally consist of discretionary or guaranteed payments as bonuses. In 2006, Mr. Gannon received a special incentive payment of $200,000 in recognition of his contributions toward completion of the internal accounting investigations, restatement of the Company’s financial statements, and completion of regulatory filings. See pages 33-35 below for information regarding these matters. In 2007, Ms. Bailey received a signing bonus of $100,000 and Mr. Russell received a discretionary bonus of $75,000. For annual performance-based incentives, see the “Non-Equity Incentive Plan Compensation” column of this table.

(3)	The figures reported in this column are based on performance share awards made under the LTIP. Specifically, awards made for three-year performance periods beginning in 2004, 2005 and 2006 (for the 2006 amount) and 2005, 2006 and 2007 (for the 2007 amount) are included. These figures are consistent with compensation costs recognized in the Company’s financial statements for 2007 and 2006. The valuation methodology used to calculate the figures in this column is described in footnote 1 (Our Business and Summary of Significant Accounting Policies - Recently Adopted Accounting Pronouncements) in the audited financial statements included in the Company’s 2007 Annual Report on Form 10-K. For a description of the Company’s performance share awards, see page 14 of the Executive Compensation Discussion & Analysis.

(4)	The figures reported in this column are based on stock options awards made under the LTIP. These figures represent the cost of these options awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (“FAS 123R”). These figures include amounts attributable to grants made prior to 2007 and 2006 (as well as in 2007 and 2006) consistent with compensation costs recognized in the Company’s financial statements for 2007 and 2006. The valuation methodology used to calculate the figures in this column is described in footnote 1 (Our Business and Summary of Significant Accounting Policies — Recently Adopted Accounting Pronouncements) of the audited financial statements included in the Company’s 2007 Annual Report on Form 10-K. For a description of the Company’s stock option awards, see page 14 of the Executive Compensation Discussion & Analysis.

(5)	The 2007 amounts under the AIP in this column will actually be paid early in the second quarter of 2008. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 14 above for a discussion of this plan. See also the Grants of Plan-Based Awards Table on page 22 below for the estimated future payouts under this plan for threshold, target and maximum attainments. In addition, Mr. Russell earned an additional incentive of $100,000 in 2006 consistent with the terms of his offer of employment.

(6)	Amounts in this column include (a) the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan and (b) amounts related to the Deferred Compensation Plan.
(a)	As of July 1, 2003, the DB Plan and the Supplemental DB Plan were frozen as to participation for new hires and, as of March 31, 2006, the plans were generally frozen as to future benefit accruals. Consequently Messrs. Gannon and Bays had pension benefit accruals under these plans during 2006 because they were hired before July 1, 2003; however, they did not accrue any additional benefits during 2007 because the plan was frozen as to future benefit accruals. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 15 above and the Post-Employment Compensation Table on page 26 below.

When Mr. Gannon’s employment terminated on January 2, 2007, he was not vested in a benefit under either plan because he did not have the required five years of credited vesting service. Consequently, he will receive no benefit under either plan. Because Mr. Gannon will not be eligible for any benefits under these plans, the Company did not incur the expense of having its outside actuaries calculate the benefits and no amount is listed for Mr. Gannon in this column. Consequently, only the change in pension values of Mr. Bays’ pension benefits under the plans appear in this column.

The change in pension value portion of the amount for Mr. Bays for 2006 was recalculated by the Company’s actuaries (i) to include the AIP payments relating to 2006 and paid in 2007, and (ii) as a result of the change in calculation methodology pursuant to further guidance relating to disclosure rules promulgated by the Securities and Exchange Commission. The change in pension value portion of the amount for Mr. Bays for 2007 resulted in a reduction of $128.

(b)	Mr. Bays also participated in the Deferred Compensation Plan under which participants can defer a portion of their salary and certain incentive payouts. Interest is credited to deferred amounts at the 10-year constant treasury maturity yield rate plus 300 basis points, calculated as of the last day of each quarter and applicable to each month of the next following quarter. The amount for Mr. Bays in this column includes the excess of the actual interest credited to Mr. Bays’ account under this plan for 2007 over the interest that would have been credited to his account had 120% of the 10-year constant treasury maturity yield rate been used instead.
(7)	Amounts in this column include (a) Company matching contributions and the basic pension contribution under the DC Plan, (b)supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental DC Plan, (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79, (d) executive allowances, (e) relocation expenses of Ms. Bailey and Mr. Russell and (f) severance payments to Mr. Gannon.
(a)	and (b) For a description of the DC Plan and the Supplemental DC Plan, see the Executive Compensation Discussion & Analysis on page 15 above. The amounts included are for Company contributions made relating to 2007 and 2006 regardless of the vesting status of those contributions. Company contributions under the DC Plan and the Supplemental DC Plan vest equally over a period of five years from the date of hire.

(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The amounts in this column include the taxable amounts for 2007 and 2006.

(d)	In 2006, the Company decided to discontinue certain benefits that had been made in prior years to officers who were members of the Senior Management Committee, replacing them with a fixed allowance for each year. See the Executive Compensation Discussion & Analysis on page 15 above for more information. Under this new approach, the Chief Executive Officer receives an annual allowance of $35,000 and each other eligible executive who is a member of the Senior Management Committee receives $9,600 (increased from $7,500 in 2006). The allowance period begins each April 1 and ends March 31 of the following year. Since Ms. Bailey began her employment in the middle of an allowance period on January 2, 2007, Ms. Bailey’s allowance amount for 2007 includes an additional $1,829, which represents the annual allowance that was paid to other eligible members of the Senior Management Committee in 2006, pro-rated based on the time she was employed during the 2006-2007 allowance period. The amount of the personal use of the Company car calculated under the incremental benefit approach is included in this column: for 2007 and 2006, respectively — Mr. Kirsch ($13,179 and $13,028), Mr. Gannon ($0 and $8,188), Mr. Bays ($8,080 and $15,373) and Mr. Murry ($9,090 and $8,585). Ms. Bailey and Mr. Russell have no Company-provided car consistent with Ferro’s new benefits program because they were hired after the new program went into effect.

(e)	In 2007, the Company paid Ms. Bailey and Mr. Russell $29,917 and $9,640, respectively, for relocation expenses.

(f)	Mr. Gannon ceased serving as Ferro’s Chief Financial Officer on January 2, 2007. Under an employment transition agreement dated October 25, 2006 between the Company and Mr. Gannon, Mr. Gannon received certain amounts. For a description of the terms of that agreement, see Employment Agreements and Termination and Change in Control Payments on page 28 below. Although the Company accrued for this agreement for financial reporting purposes in 2006, compensation paid to Mr. Gannon under this agreement is reflected in this Proxy Statement because Mr. Gannon’s employment actually terminated early in January 2007. Under that agreement, Mr. Gannon received severance payments during 2007 of $544,687 which are included in the “All Other Compensation” column of this table.
During 2007, there was no personal use of Company aircraft by any of the executives in this table.
(8)	On January 2, 2007, Sallie B. Bailey joined the Company and became its new Vice President and Chief Financial Officer. Mr. Gannon ceased serving as Ferro’s Chief Financial Officer on that date. A description of Mr. Gannon’s Executive Transition Agreement is set forth in footnote 7(e) of this table.

(9)	Mr. Russell joined the Company on April 24, 2006 as its Vice President, Electronic Material Systems.

Grants of Plan-Based Awards
     The following table sets forth information regarding 2007 awards under the AIP and under the LTIP, i.e., awards of Performance Shares (“PS”) and Stock Options to each of the executives named in the Summary Compensation Table:
Grants of Plan-Based Awards

		Estimated
		Future
		Payouts
		Under Non-	Estimated Future Payouts				Exercise
		Equity	Under Equity Incentive				or Base	Grant Date
		Incentive	Plan Awards		All Other	All Other	Price of	Value of Stock
	Grant	Plan	Performance	Stock	Stock	Option	Option	and Option
Name	Date	Awards(1)	Shares(2)	Options(3)	Awards	Awards	Awards(4)	Awards(5)
	Date	$	Shares	Shares	Shares	Shares	$/Share	$

James F. Kirsch

AIP Threshold		131,250
AIP Target		525,000						NA
AIP Maximum		1,312,500

PS Threshold			12,500
PS Target	02/06/07		50,000					1,099,500
PS Maximum			100,000

Stock Options	02/06/07			150,000			21.99	936,000

Sallie B. Bailey

AIP Threshold		43,750
AIP Target		175,000						NA
AIP Maximum		437,500					21.99

PS Threshold			2,875
PS Target	02/06/07		11,500					252,885
PS Maximum			23,000

Stock Options	02/06/07			33,000			21.99	205,920

James C. Bays

AIP Threshold		36,000
AIP Target		144,000						NA
AIP Maximum		360,000

PS Threshold			2,188
PS Target	02/06/07		8,750					192,413
PS Maximum			17,500

Stock Options	02/06/07			25,000			21.99	156,000

Michael J. Murry

AIP Threshold		43,750
AIP Target		175,000						NA
AIP Maximum		437,500					21.99

PS Threshold			2,525
PS Target	02/06/07		10,100					222,099
PS Maximum			20,200

Stock Options	02/06/07			29,500			21.99	184,080

Barry D. Russell

AIP Threshold		35,438
AIP Target (6)		241,750						NA
AIP Maximum (6)		454,375

PS Threshold			2,188
PS Target	02/06/07		8,750					192,413
PS Maximum			17,500

Stock Options	02/06/07			25,000			21.99	156,000

(1)	This column contains possible payouts under the AIP. See the Executive Compensation Discussion & Analysis on page 14 above for a discussion of the AIP. The amounts listed under the “Threshold”, “Target” and “Maximum” columns are the payouts if 90%, 100% or 120% of budgeted performance levels are achieved, respectively.

The actual payout of the AIP for 2007 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 20 above.

(2)	The amounts reported in this column represent the range of the number of PS that actually may be earned pursuant to PS awards made under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to performance share awards.

(3)	The amounts in this column are the number of underlying shares of options awarded to each executive officer in 2007. The options have a maximum term of ten years and vest evenly at 25% per year on each annual anniversary of the grant date over four years. In the case of death, retirement or change in control, the options become 100% vested and exercisable for the remainder of their applicable term.

(4)	The amounts reported in this column are the per share exercise prices of the options, which exercise prices represent the closing price on the New York Stock Exchange for the Company’s Common Stock on the date of grant.

(5)	Amounts in this column represent the grant date fair value of the PS target amount and the grant date fair value of stock option grants calculated in accordance with FAS 123R. These amounts differ from those reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 20 above which are the costs recognized for financial reporting purposes. See footnotes 3 and 4 to the Summary Compensation Table on page 20 above.

(6)	Mr. Russell is eligible to earn an additional incentive of $100,000 per annum in 2006, 2007 and 2008 if the Electronic Material Systems AIP Target is achieved with respect to such year. Mr. Russell did not earn this additional incentive for 2007 because the Electronic Material Systems AIP Target was not achieved during 2007; however, Mr. Russell received a discretionary bonus of $75,000 for 2007.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards
     The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2007:
Outstanding Equity Awards

	Option Awards					Stock Awards
									Equity
							Market		Incentive
							Value	Equity	Plan
			Equity				of	Incentive	Awards:
			Incentive			Num-	Shares	Plan	Market or
	Number		Plan			ber of	or	Awards:	Payout
	of	Number of	Awards:			Shares	Units	Number of	Value of
	Securities	Securities	Number of			or Units	of	Unearned	Unearned
	Underlying	Underlying	Securities			of Stock	Stock	Shares,	Shares,
	Unexercised	Unexercised	Underlying		Option	That	That	Units or	Units or
	Options	Options	Unexercised	Option	Expira-	Have	Have	Other Rights	Other Rights
	That Are	That Are Not	Unearned	Exercise	tion	Not	Not	That Have	That Have
Name	Exercisable	Exercisable	Options	Price	Date	Vested	Vested	Not Vested(1)	Not Vested(1)
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

James F. Kirsch (2)

Stock Options	93,750	31,250	—	21.15	10/18/14	—	—	—	—
Stock Options	35,000	105,000	—	20.69	02/16/16	—	—	—	—
Stock Options	—	150,000	—	21.99	02/06/17	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	25,000	518,250
Performance Shares	—	—	—	—	—	—	—	83,500	1,730,955
Performance Shares	—	—	—	—	—	—	—	50,000	1,036,500

Sallie B. Bailey

Stock Options	—	33,000	—	21.99	02/06/17	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	20,000	414,600
Performance Shares	—	—	—	—	—	—	—	11,500	238,395

James C. Bays (4)

Stock Options	11,250	—	—	20.18	05/16/11	—	—	—	—
Stock Options	30,000	—	—	25.50	02/11/12	—	—	—	—
Stock Options	35,000	—	—	21.26	02/28/13	—	—	—	—
Stock Options	29,250	9,750	—	26.26	02/09/14	—	—	—	—
Stock Options	22,000	22,000	—	19.39	02/07/15	—	—	—	—
Stock Options	5,687	17,063	—	20.69	02/16/16	—	—	—	—
Stock Options	—	25,000	—	21.99	02/06/17	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	6,000	124,380
Performance Shares	—	—	—	—	—	—	—	23,000	476,790
Performance Shares	—	—	—	—	—	—	—	8,750	181,388

Michael M. Murry (5)

Stock Options	22,000	22,000	—	21.01	07/11/15	—	—	—	—
Stock Options	5,687	17,063	—	20.69	02/16/16	—	—	—	—
Stock Options	—	29,500	—	21.99	02/06/17	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	23,000	476,790
Performance Shares	—	—	—	—	—	—	—	10,100	209,373

Barry D. Russell(6)

Stock Options	15,687	47,063	—	19.43	04/24/16	—	—	—	—
Stock Options	—	25,000	—	21.99	02/06/17	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	23,000	476,790
Performance Shares	—	—	—	—	—	—	—	8,750	181,388

(1)	For Messrs. Kirsch and Bays, the shares reported under this column represent performance share awards for the 2005–2007, 2006–2008 and 2007-2009 performance periods, respectively, made under the LTIP. For Ms. Bailey and Messrs. Murry and Russell, the shares reported under this column represent performance share awards for the 2006–2008 and 2007-2009 performance periods, respectively, made under the LTIP. With these awards, the actual number of shares on which the payout will be based for each three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. The performance measures are based on cumulative sales revenue and earnings per share. If such measurements have been achieved as of the last day of the performance period, the award becomes payable. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The value of the actual payout will be the number of shares earned times the average closing share price for the days in which the shares traded during the first ten calendar days of December 2007, 2008, and 2009 (as applicable); however, the value set forth in the table is based on the closing share price as of December 31, 2007, and assumes that the target performance goals have been achieved for each performance period.

(2)	Mr. Kirsch’s unvested option awards reported in the table vest as follows: for grant date 10/18/04: 31,250 vest on 10/18/08; for grant date 2/16/06: 35,000 vest on 2/16/08; 35,000 vest on 2/16/09; and 35,000 vest on 2/16/10; for grant date 2/6/07: 37,500 vest on 2/6/08; 37,500 vest on 2/6/09; 37,500 vest on 2/6/10 and 37,500 vest on 2/6/11.

(3)	Ms. Bailey’s unvested option awards reported in the table vest as follows: for grant date 2/6/07: 8,250 vest on 2/6/08; 8,250 vest on 2/6/09; 8,250 vest on 2/6/10 and 8,250 vest on 2/6/11.

(4)	Mr. Bays’ unvested option awards reported in the table vest as follows: for grant date 2/9/04: 9,750 vest on 2/9/08; for grant date 2/7/05: 11,000 vest on 2/7/08 and 11,000 vest on 2/7/09; for grant date 2/16/06: 5,688 vest on 2/16/08; 5,687 vest on 2/16/09; and 5,688 vest on 2/16/10; for grant date 2/6/07: 6,250 vest on 2/6/08; 6,250 vest on 2/6/09; 6,250 vest on 2/6/10 and 6,250 vest on 2/6/11.

(5)	Mr. Murry’s unvested option awards reported in the table vest as follows: for grant date 7/11/05: 11,000 vest on 7/11/08 and 11,000 vest on 7/11/09; for grant date 2/16/06: 5,688 vest on 2/16/08; 5,687 vest on 2/16/09; and 5,688 vest on 2/16/10; for grant date 2/6/07: 7,375 vest on 2/6/08; 7,375 vest on 2/6/09; 7,375 vest on 2/6/10 and 7,375 vest on 2/6/11.

(6)	Mr. Russell’s unvested option awards reported in the table vest as follows: for grant date 4/24/06: 15,688 vest on 4/24/08; 15,687 vest on 4/24/09; and 15,688 vest on 4/24/10; for grant date 2/6/07: 6,250 vest on 2/6/08; 6,250 vest on 2/6/09; 6,250 vest on 2/6/10 and 6,250 vest on 2/6/11.
     The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2007:
Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Common Stock		Common Stock
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	Shares	$	Shares	$
James F. Kirsch	0	0	5,650	122,153
Sallie B. Bailey	0	0	0	0
Thomas M. Gannon	14,250	23,370	0	0
James C. Bays	0	0	1,356	29,317
Michael J. Murry	0	0	0	0
Barry D. Russell	0	0	0	0

(1)	The shares reported under this column represent an estimate of the shares to be paid out with respect to performance share awards for the 2005–2007 performance period made under the LTIP. The aggregate value of the payment with respect to earned performance shares equaled the number of shares earned times the average closing share price for the days in which the shares traded during the first 10 calendar days of December 2007. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The number of shares acquired on vesting and the value realized on vesting reflect the total value of the stock award, whether actually paid in shares and/or cash or deferred.

Post-Employment Compensation
      The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:
Pension Benefits

Number of Years
		of Credited	Present Value of		Payments During
Name	Plan	Service	Accumulated Benefit		Last Fiscal Year
		Years	$		$
James F. Kirsch	—	—	—		—
Sallie B. Bailey	—	—	—		—
Thomas M. Gannon	—	—	—		—
James C. Bays	DB Plan	4.75	132,895	(1)	0
	Supplemental DB Plan	4.75	177,203	(1)	0
Michael J. Murry	—	—	—		—
Barry D. Russell	—	—	—		—

(1)	These amounts reflect Mr. Bays’ accumulated present values of his benefit under the DB Plan and the accumulated present values of his benefit under the Supplemental DB Plan, each as of the applicable measurement date of September 30, 2007 used for financial reporting purposes for the 2007 fiscal year. Although Mr. Bays is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes, his credited service is 4.75 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the Securities and Exchange Commission’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Bays’ accumulated benefits in this table are not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan on the measurement date of September 30, 2007.
     Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 60 for elected officers. Service in excess of 30 years is not taken into account for accrual of retirement benefits. Benefits are payable in a life annuity form with 120 monthly payments guaranteed, unless the benefits under the Supplemental DB Plan are commuted and paid in a single sum. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.
     Effective April 1, 2006, the Company’s U.S. defined benefit pension program for salaried and certain hourly employees was changed. Under the program changes announced February 15, 2006, benefits accrued for active employees who were participating in the DB Program were frozen as of March 31, 2006. (This freeze did not affect the benefits of current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003 in receiving an additional basic pension contribution each year from the Company under the DC Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental DC Plan.
     Ms. Bailey and Messrs. Kirsch, Murry, and Russell, who were hired after June 30, 2003, are not eligible for participation in the DB Program. Except for Mr. Gannon, only Mr. Bays participated in these plans during 2007 because he was hired before July 1, 2003. When Mr. Gannon’s employment terminated on January 2, 2007, he was not vested in a benefit under either plan because he did not have the required five years of credited vesting service. Consequently, he is not eligible for DB Program benefits. Due to Mr. Gannon’s not being eligible for DB Program benefits and the cost of calculations that would have to be made by the Company’s actuaries, no amount is listed for him. Consequently, only Mr. Bays’ pension benefit accrual under the plans appears in this table. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 20 above for information regarding the change in value of Mr. Bays’ benefits under the DB Program during 2007.
Non-Qualified Deferred Compensation
     The following table sets forth information regarding non-qualified deferred compensation plans for 2007 with respect to each of the executives named in the Summary Compensation Table:
Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive’s	Company’s	Aggregate	Withdrawals /	Balance at
Name	Contributions	Contributions(1)	Earnings(2)	Distributions	December 31, 2007
	$	$	$	$	$
James F. Kirsch	0	109,335	2,249	0	187,747
Sallie B. Bailey	0	21,714	0	0	21,714
Thomas M. Gannon(3)	0	0	1,911	65,683	0
James C. Bays	0	34,754	6,975	0	162,379
Michael J. Murry	0	36,871	526	0	55,222
Barry D. Russell	0	37,118	0	0	37,118

(1)	Such amounts also appear as part of each executive’s 2007 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 20 above.

(2)	Aggregate Earnings in 2007 consist of interest, dividends, gains and/or losses.

(3)	Mr. Gannon was 60% vested in these amounts when his employment ended on January 2, 2007.
     The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental DC Plan. Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual incentive payout under the AIP, to be paid at a certain time specified by the participant consistent with the terms of the Deferred Compensation Plan. The amounts that were deferred in 2007 are listed in the Executive Contributions column in this table. There are no Company Contributions under the Deferred Compensation Plan. Under the Deferred Compensation Plan, among the executive officers listed in this table, only Mr. Bays has an account balance.
     Under the Supplemental DC Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are contributions that would have been made to the account of a participant in the DC Plan but for the application of Federal tax law limitations. There are no employee contributions under the Supplemental DC Plan.
     See footnote 6 to the Summary Compensation Table on page 21 above for a description of how interest is calculated under the Deferred Compensation Plan. Under the Supplemental DC Plan, Company contributions are deemed invested in Company Common Stock for the named executive officers, and earnings include deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental DC Plan.

Employment Agreements and Termination and Change in Control Payments
     Employment Agreements. The Company and Mr. Kirsch entered into an employment agreement when Mr. Kirsch joined the Company on October 18, 2004. The agreement terminates on Mr. Kirsch’s death, disability, voluntary termination, or involuntary termination (with or without cause). The initial term of the employment agreement ended December 31, 2007, but it is renewable for one-year periods thereafter.
     Mr. Kirsch’s base salary for 2006 was $600,000 from January through June, and increased to $650,000 on July 1, 2006. Mr. Kirsch’s base salary for 2007 was $700,000. His target bonus in both years was 75% of his base salary. Mr. Kirsch is also eligible for awards under the Company’s LTIP, including awards of stock options and performance shares, as and to the extent determined by the Compensation Committee of the Board, and to participate in other benefit plans generally available to senior management.
     If Mr. Kirsch’s employment were to end on account of an involuntary “Termination Without Cause” (as that term is defined in his employment agreement), the Company would be obligated to –
o	Pay Mr. Kirsch a lump sum severance payment equal to two times his full year’s compensation (base salary plus targeted annual bonus),

o	Provide Mr. Kirsch continued participation in Ferro’s employee benefit programs for up to 24 months,

o	Provide Mr. Kirsch outplacement services, and

o	Reimburse Mr. Kirsch for legal fees he incurs as a result of his termination of employment.
If Mr. Kirsch’s employment had terminated without cause on December 31, 2007, he would have been entitled to cash compensation of $2,450,000, continuation of group health benefits with an estimated value of $28,000, and outplacement with an estimated value of $15,000. The Company would have also paid any legal fees Mr. Kirsch incurred in connection with his termination. If Mr. Kirsch’s employment were terminated under the Change of Control Agreement (defined below), then the terms of the Change of Control Agreement, and not the employment agreement, would govern.
     The Company’s payment and benefit continuation obligations would cease if Mr. Kirsch were to breach any of his agreements contained in the Company’s standard employee confidentiality agreement or if Mr. Kirsch were to decline to sign and return, or revoke, a release agreement containing the standard noncompetition, nonsolicitation, nondisparagement, and confidentiality commitments the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.
     The Company is also a party to an employment transition agreement with Mr. Gannon dated October 25, 2006. Under this agreement, Mr. Gannon remained the Company’s Chief Financial Officer through January 1, 2007 and remained entitled to pay and benefits through January 2, 2007. Mr. Gannon was paid severance in 2007 in the amount of $544,687. In addition, we paid $11,265 for Mr. Gannon’s COBRA participation. Mr. Gannon was granted use of his Company automobile through January 31, 2007. Mr. Gannon agreed to standard confidentiality and noncompetition provisions. The confidentiality obligations are perpetual, and the noncompetition obligations remain in effect until December 31, 2008.
     Pursuant to her offer letter from the Company, Ms. Bailey received a sign-on bonus of $100,000 during 2007 and is eligible to earn an additional retention bonus of $300,000, paid in equal installments of $100,000 on the first, second and third anniversary of her employment with Ferro. Ms. Bailey must be an employee of Ferro on each of the anniversaries in order to receive a payment on such date. Ms. Bailey joined the Company on January 2, 2007.
     Pursuant to his offer letter from the Company, Mr. Russell is eligible to earn an additional incentive of $100,000 per year in 2006, 2007 and 2008 if the operating profit for the business unit for which Mr. Russell is responsible reaches the AIP target set for such year. Mr. Russell received the full

$100,000 incentive payment for 2006. Although the Electronic Material Systems operating profit target was not achieved in 2007 and therefore the special incentive not earned by Mr. Russell, the Compensation Committee of the Board of Directors decided to make a discretionary payment of $75,000 in recognition of Mr. Russell’s capabilities and contributions to Electronic Material Systems during 2007.
     Other than customary offer letters, the Company is not a party to any employment agreements with the other executives named in the Summary Compensation Table.
     Termination Payments. The AIP provides an executive an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 14 above for a discussion of this plan. If an executive leaves us before completion of the calendar year for any reason other than retirement, the executive forfeits his or her award for that calendar year. If an executive’s employment with us ends during a calendar year because the executive retires, the executive receives a prorated award based on his or her annual rate of base salary at retirement (provided that the executive worked for a minimum of three months during the plan year). See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 20 above for the amounts that each executive would have been entitled to receive if his or her employment with the Company had terminated as of December 31, 2007.
     Mr. Bays is the only executive with benefit accruals under the Supplemental DB Plan because he was hired before July 1, 2003. (See Pension Benefits on page 26 above for a discussion of the Supplemental DB Plan.) Ms. Bailey and Messrs. Kirsch, Murry, and Russell, who were hired after June 30, 2003, are not eligible for participation in the Supplemental DB Plan. Vested benefits under the Supplemental DB Plan are payable in a life annuity form with 120 monthly payments guaranteed, unless the benefits under the plan are commuted and paid in a single sum. If Mr. Bays had left us for any reason (other than disability) as of December 31, 2007, he would have received $156,971, either in monthly payments of approximately $780 per month or in a single sum, depending on his election. If Mr. Bays had left us due to disability, then he would have received monthly payments until he reached the age of 65, died or ceased to be disabled, and then he would have been entitled to another type of benefit under the plan (early or normal retirement or vested termination benefit) depending upon his circumstances at that time. The benefits payable under the Supplemental DB Plan are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.
     The executives are eligible to participate in the Supplemental DC Plan. See Non-Qualified Deferred Compensation on page 27 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to December 31, 2004 (plus earnings) soon after the end of the month in which the termination occurs, and the remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with us terminated as of December 31, 2007, each executive would have been entitled to receive the following amounts: Mr. Kirsch ($112,648), Ms. Bailey ($0), Mr. Bays ($88,085), Mr. Murry ($22,088) and Mr. Russell ($7,424).
     The executives are also eligible to participate in the LTIP. (See the discussion of long-term incentives on page 14 above for a description of the LTIP.) The LTIP allows the Company to award six different types of long-term incentives; however, the executives have only received stock options and performance shares. For stock options, if an executive leaves us for any reason other than a change in control, death or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves us as a result of death or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the option period.

     For performance shares, if an executive leaves us for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance shares that have vested for completed performance share periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. Any performance shares for any performance share period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance shares for performance periods that have not been completed as of the date of separation, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. For a description of the effect of a change in control on performance share awards, see the Change in Control Payments discussion on page 30 below.
     The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table (other than Mr. Gannon) if they had left the Company on December 31, 2007:
Estimated Payments on Termination

	Resignation or
	Termination by the
	Company
	(Other Than by
	Reason of a Change	Death or
Name	in Control) (1) (2)	Retirement(3)	Disability(3)
	$	$	$
James F. Kirsch
Stock Options	0	4,200	0
Performance Shares	122,153	1,621,623	1,621,623
Sallie B. Bailey
Stock Options	0	0	0
Performance Shares	0	355,865	355,865
James C. Bays
Stock Options	0	30,163	0
Performance Shares	29,317	407,640	407,640
Michael J. Murry
Stock Options	0	683	0
Performance Shares	0	387,651	387,651
Barry D. Russell
Stock Options	0	61,182	0
Performance Shares	0	378,323	378,323

(1)	Payments for stock options and performance shares upon termination following a change in control are set forth in the Estimated Change-in-Control Payments table on page 32 below.

(2)	The performance share amounts in this column equal the estimated amounts earned for the 2005-2007 performance period. The stock option amounts in this column are zero because the executives would not have received accelerated vesting of any stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control).

(3)	The performance share amounts in these columns equal the estimated amount earned for the 2005-2007 performance period, plus the estimated amounts relating to the prorated portion of the 2006-2008 and 2007-2009 performance periods valued using the December 31, 2007 closing price of our Common Stock and assuming that target has been achieved for each of the latter two performance periods. The stock option amounts in the death or retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to death or retirement and is based on the difference between the closing price of our Common Stock on December 31, 2007 and the exercise price of the in-the-money accelerated stock options. The stock option amounts in the disability column are zero because the executives would not have received accelerated vesting of any stock options in the event of the executive’s termination due to disability.
     Change in Control Payments. The Company has change in control agreements (the “Change in Control Agreements”) with each of Ms. Bailey and Messrs. Bays, Kirsch, Murry and Russell. (Ferro was also a party to a Change in Control Agreement with Mr. Gannon until his departure from the Company on January 2, 2007.) The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of Ferro.
     Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:
o	If the executive’s employment is terminated for any reason other than for cause, by reason of the executive’s disability, death or retirement or by the executive without good reason), the Company would be obligated to –
o	Pay the executive a lump sum severance payment equal to two times the executive’s full year’s compensation (base salary plus bonus at the targeted amount, or 50% if higher) (the “Normal Severance Payment”),

o	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (except in the event of the executive’s death),

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs),

o	Provide the services of an outplacement firm, and

o	Maintain the executive’s indemnification insurance for at least four years.
o	If the executive fails to perform his or her full time duties during the 24 months following the Change in Control, as a result of incapacity, the Company will pay to the executive his or her full salary together with all benefits until the executive’s employment is terminated by the Company for disability.

o	If the executive’s employment is terminated by reason of disability, the Company will be obligated to –
o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred,

o	Pay the executive a lump sum amount of one twenty-fourth of the Normal Severance Payment, over the amount received by the executive under the Company’s long-term disability plans, and

o	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months.
     In addition, within five days after the Change in Control occurs, the Company will be obligated to pay the executive an amount in cash (or stock if necessary for tax reasons related to the Change in Control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired immediately before the Change in Control (even if the performance period has not been completed as of the date of the Change in Control and regardless of whether or not the executive’s employment were terminated).
     Finally, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax, and the Company will pay the fees of tax counsel for the executive in connection with determining whether the payments will be subject to an excise tax.
     These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability,

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12 month period,

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.
Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.
     The table below describes the estimated value of the payments for each of the executives named in the Summary Compensation Table (other than Mr. Gannon) would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2007 (other than by reason of cause, death, disability, retirement or by the executive without good reason):
Estimated Change-in-Control Payments

						Out-
						placement			Excess
						Assistance			Parachute
			Health &			and	D & O		Payment
			Welfare		Retirement	Executive	Coverage	Tax	and Tax
	LTIP(1)	Severance(2)	Benefits	2007 AIP(3)	Benefits	Allowances	Premiums(4)	Counsel	Gross Up	Total
	$	$	$	$	$	$	$	$	$	$
James F. Kirsch	2,893,808	2,450,000	79,254	525,000	216,600	85,000	118,708	5,000	2,983,817	9,357,187
Sallie B. Bailey	652,995	1,050,000	42,301	174,521	90,600	34,200	118,708	5,000	886,211	3,054,536
James C. Bays	717,657	960,000	54,160	144,000	96,230	34,200	118,708	5,000	910,314	3,040,269
Michael J. Murry	686,846	1,050,000	54,109	175,000	90,600	34,200	118,708	5,000	975,802	3,190,265
Barry D. Russell	719,359	1,045,000	43,618	241,750	82,375	34,200	118,708	5,000	1,069,810	3,359,820

(1)	This column includes the aggregate amounts related to performance shares and stock options. The performance share amounts in this column equal the estimated amounts earned for the 2005-2007 performance period, plus the estimated amounts relating to the 2006-2008 and 2007-2009 performance periods valued using the December 31, 2007 closing price of our Common Stock and assuming that target has been achieved for each of the latter two performance periods. The stock option amounts in this column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to a change-in-control and is based on the difference between the closing price of our Common Stock on December 31, 2007 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times each executive’s full year’s compensation (base salary plus bonus at the target amount or 50% if higher).

(3)	The incentive payment shown for Mr. Russell includes a special incentive payment of $100,000 for 2007 under the terms of the agreement between Mr. Russell and the Company when he was hired. (See the Summary Compensation Table on page 20 for the incentive payment Mr. Russell actually received for 2007.)

(4)	The amounts in this column are estimated based on total estimated future premiums allocated among all covered insureds.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Dismissal of Previous Independent Registered Public Accountants
     On May 12, 2006, the Audit Committee dismissed KPMG LLP, which had served as Ferro’s auditors for the fiscal year ended December 31, 2004, and prior years, as the Company’s independent registered public accountants. The audit reports of KPMG on the consolidated financial statements of Ferro and its subsidiaries as of and for the years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for year ended December 31, 2004, stated that Ferro had restated its fiscal 2003 consolidated financial statements and stated that certain liquidity uncertainties facing Ferro raised substantial doubt about its ability to continue as a going concern.
     Disagreements with Former Auditors. The only disagreements that KPMG communicated to the Audit Committee during the 2003 and 2004 fiscal years or the period from December 31, 2004 to May 12, 2006 involved the Audit Committee’s internal investigation of irregular accounting entries as follows:
     In early July 2004, as a result of issues discovered by management during the performance of certain of the Company’s internal control procedures in connection with the preparation of the Company’s second quarter 2004 financial statements, the Company commenced an internal investigation into certain potentially inappropriate accounting entries made in the Company’s domestic Polymer Additives business unit.
     Following an initial investigation, management reached the preliminary conclusion that inappropriate accounting in the Company’s Polymer Additives business unit both overstated the unit’s historical performance and undermined the reliability of the unit’s forecasting process. On July 23, 2004, the Company issued a press release announcing that the Company’s Polymer Additives business unit’s performance in the second quarter fell short of expectations and that the Company’s Audit Committee had engaged independent legal counsel (Jones Day) and an independent public accounting firm (Ernst & Young LLP) to conduct an investigation under its auspices.
     On September 15, 2004, the Company announced it would be restating certain previously-filed information and reported that the independent investigation conducted under the auspices of the Audit Committee had generally confirmed management’s preliminary conclusions reported in the Company’s July 23, 2004, press release. The September 15 release reported that the investigative team had concluded that all of the potentially irregular accounting entries were made at the Polymer Additives business unit and were made without senior management’s knowledge or involvement. The release also reported that the investigative team concluded that substantially all of the irregular accounting entries were made by a subordinate divisional employee who had since left the Company.
     At a meeting of the Audit Committee on September 23, 2004, KPMG expressed its concern about several emails reviewed during the initial phase of the investigation and expressed its desire to have more work done to determine whether those emails raised additional concerns. In response to KPMG’s expressed concerns, the Audit Committee directed Jones Day and Ernst & Young to conduct further investigation through additional email searches, interviews of participants in the questioned email exchanges and any other person who might have relevant knowledge, and other documents as they deemed appropriate.
     On October 25, 2004, the Audit Committee met by teleconference and received the report of Jones Day and Ernst & Young concerning the expanded email review requested by KPMG. The investigators reported to the Audit Committee that they had not found illegal acts or an intent to commit fraud, but found some evidence of immaterial mistakes in the timing of recording expenses as required by generally accepted accounting principles. These findings were reported to KPMG and, on November 19, 2004, the Audit Committee concluded that the additional work done by Jones Day and Ernst & Young indicated no evidence of fraud and no reasonable need to expand the investigation. KPMG had expressed disagreement with the investigators’ findings and the Audit Committee invited KPMG to provide a written list of any recommendations it might have and the rationale therefore.

     Following the November 19, 2004, meeting, Jones Day and Ernst & Young had discussions with KPMG concerning what additional investigatory work would be needed to address KPMG’s concerns. In addition, at about the same time the investigators learned that the former subordinate division employee who was responsible for the irregular accounting entries at the Company’s Polymer Additives Division was willing, for the first time, to be interviewed. In that interview, the former employee confirmed the irregular entries that the investigators had reported earlier and the fact that he had made those entries without any knowledge or involvement of senior management. The employee also raised some suspicions of irregular accounting entries in another smaller business unit.
     In late December 2004, following discussions with the investigation team, the Chair of the Audit Committee and the Company’s now-deceased Chief Executive Officer met by teleconference with KPMG. At that meeting, the Audit Committee Chair advised KPMG that the Audit Committee was willing, as requested by KPMG, to go forward with further investigation procedures to determine whether there was a pervasive pattern of intentional, inappropriate spreading of expenses, emphasized that independent investigators’ needed to exercise discretion and make independent judgments, and emphasized the need to complete the investigation expeditiously.
     On January 18, 2005, in a press release the Company reported KPMG had requested Jones Day and Ernst & Young to perform additional procedures, including the review of certain electronic files. In addition, the release disclosed that the former subordinate division employee had been interviewed and had confirmed the irregular entries that the investigators had reported earlier and the fact that he had made the entries without any knowledge or involvement of senior management and of the suspicions he had raised about the other business unit (which were also to be reviewed by the investigation team).
     Jones Day and Ernst & Young delivered their third phase investigation report to the Audit Committee on March 9, 2005. In that report, the investigators concluded:
o	The investigative team did not find evidence of a systemic or pervasive pattern or practice of managing earnings by inappropriately spreading expenses over reporting periods or any other means or conduct that constituted illegal acts,

o	The leadership of Ferro’s finance organization strives to apply generally accepted accounting principles and produce accurate financial records, and

o	All of the individuals potentially responsible for irregular accounting entries either had resigned before the investigation started or had been terminated by the Company.
     On March 15 and April 4, 2005, following delivery of the Jones Day/Ernst & Young report on the additional procedures, KPMG advised the Audit Committee that it was dissatisfied with the conclusions of Jones Day and Ernst & Young and that it regarded the investigation as inadequate for its purposes. KPMG indicated that “further investigation” would be “necessary to constitute a predicate for an audit report” and further that “such further investigation should be undertaken by a new investigative team.”
     After further deliberations by the Audit Committee during April 2005, on April 21, 2005, the Company announced that Jones Day and Ernst & Young had completed the additional procedures requested by KPMG and reported the investigators’ findings. The release also noted that investigators had again confirmed their earlier conclusions that substantially all of the irregular entries had been made by the former subordinate divisional employee and that the entries were made without any knowledge or involvement of senior management.
     The April 21, 2005, press release also reported that, despite the findings and conclusions of the investigation, KPMG had advised the Audit Committee that KPMG was unable to conclude at that time that the investigation was adequate for its purposes, that KPMG believed further investigation was necessary to constitute a predicate for its audit of the Company’s financial statements, and that KPMG had proposed that such investigative work should be undertaken by “a new investigation team.” The Company’s Audit Committee had evaluated both KPMG’s position and the Jones Day/Ernst & Young reports relating to the issues raised by KPMG. On the basis of that evaluation, the Company reported that the Audit Committee believed it could rely in good faith on the judgments and conclusions of the independent investigators, that additional investigation was neither necessary nor justified, and that the only additional work that was necessary was routine audit examinations that fell outside the province of the investigation team.
     While the Audit Committee continued to believe its reliance on the judgments and conclusions of the investigative team was justified, the April 21, 2005, press release disclosed that the Audit Committee had responded to KPMG’s expressed concerns in such a way that KPMG would be able to complete its audit of the Company’s financial statements. To that end, the Audit Committee engaged a second independent investigative team, consisting of independent legal counsel (Venable LLP) and independent forensic accountants (Navigant Consulting).
     In an October 31, 2005, press release, the Company reported that the Venable/Navigant team had completed its investigation. Venable and Navigant reported to the Audit Committee that, although they found evidence of Ferro accounting personnel spreading expenses and some other misapplications of generally accepted accounting principles to achieve internal forecasts, they did not find that this was done with the intent to affect reported earnings in a way that misleads the investing public. The investigators also indicated that, while they found a lax tone with respect to GAAP compliance among certain former members of the Company’s finance organization, they were comfortable that the then-current senior management of the Company, including the chief executive officer and chief financial officer, set a positive tone with respect to accounting practices. Consequently, the Venable/Navigant team concluded that it found no pervasive pattern or practice of engaging in fraudulent earnings management, that is, the misapplication of generally accepted accounting principles with the intent to affect reported earnings in a way that misleads the investing public.
     The Company has authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the disagreements discussed in the preceding paragraphs.
     Reportable Events. In management’s assessment of internal controls as of December 31, 2004, included under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, management identified the following material weaknesses of internal control over financial reporting: (i) inadequately trained and insufficient numbers of accounting personnel coupled with insufficient accounting policies and procedures; (ii) non-adherence to policies and procedures associated with the financial statement reporting process; (iii) failure to consistently reconcile and perform timely reviews of accounting reconciliations, data files and journal entries; (iv) failure to properly identify and ensure receipt of agreements for review by accounting personnel; and (v) failure to consistently review the calculations and accounting for amounts due to employees under various compensation plans, and concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004. KPMG’s report under Item 9A included KPMG’s opinion that management’s assessment was fairly stated in all material respects and that, because of the effect of the material weaknesses identified by management described above, the Company had not maintained effective internal control over financial reporting as of December 31, 2004.
     During the course of the Venable/Navigant investigation, on October 26, 2005, KPMG requested that senior Company financial personnel review entries that had been made during the period being restated by one former and one current member of the Company’s finance function so as to be able to provide KPMG with management representations concerning those entries.
     The report of KPMG on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2004 included in the Form 10-K for the fiscal year ended December 31, 2004 stated, as described above, that the Company restated its fiscal 2003 consolidated financial statements. Representatives of KPMG are not expected to attend the Annual Meeting.

Appointment of Independent Registered Public Accountants
     The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants. On May 18, 2006, the Company announced that its Audit Committee had appointed a new independent registered public accounting firm to conduct the 2005 audit, subject only to completion of the new firm’s customary client acceptance procedures. On June 5, 2006, the Company announced that those procedures had been completed and that Deloitte & Touche LLP had been engaged as the Company’s new independent registered public accountants.
     During the 2004 fiscal year or the period from December 31, 2004 to the date of this Proxy Statement, Ferro did not consult with Deloitte & Touche LLP regarding any matter requiring disclosure under Item 304(a)(2) of Regulation S-K.
     Deloitte & Touche LLP is expected to continue as Ferro’s auditors for the year 2008. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years.
     Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees
     The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related services performed by the independent registered public accounting firm. Under no circumstance is our independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.
     Since May 6, 2003, all of the services provided by the Company’s independent registered public accounting firm have been approved in accordance with the pre-approval procedures described above.
     For the years ended December 31, 2007 and December 31, 2006, Deloitte & Touche LLP billed the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2007	$6,481,660	$0	$251,800	$17,100
2006	$5,983,829	$0	$ 0	$13,500
     Fees noted in “Tax Fees” in 2007 represent fees for professional services for tax compliance, tax advice and tax planning. These services include assistance with global tax planning and tax compliance in the United States and in certain foreign jurisdictions.
     Fees noted in “All Other Services” in 2007 represent subscription fees for access to accounting research databases and a permitted non-audit service related to an international quality attestation. Fees noted in “All Other Services” in 2006 represent subscription fees for access to accounting research databases.
     The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP ‘s independence.

Report of the Audit Committee
     The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2007. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, has discussed with Deloitte & Touche LLP its independence, and has concluded that Deloitte & Touche LLP is independent.
     Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.
Respectfully submitted,
William J. Sharp, Chair
Dr. Jennie S. Hwang
William B. Lawrence
Perry W. Premdas
Dennis W. Sullivan
(The Audit Committee approved this report on February 28, 2008. Because Mr. Weisser had retired from the Board on April 26, 2007, he did not vote on approval of the 2007 Form 10-K.)

SHAREHOLDINGS
Stock Ownership by Directors, Executive Officers and Employees
     Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines based on base compensation or fees and position within the Company. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 20 above, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. (The information set forth below is as of March 3, 2008.)

		Shares of Common
	Shares of	Stock Underlying
	Common Stock	Options Exercisable		Series A ESOP
	Owned Directly	Within 60 Days of	Total Shares of	Convertible
	or Indirectly	Record Date	Common Stock	Preferred Stock
Michael H. Bulkin (1)	36,370	35,250	71,620	0
Sandra Austin Crayton (1)	16,729	35,250	51,979	0
Richard J. Hipple	0	0	0	0
Jennie S. Hwang (1)	15,874	25,250	41,124	0
James F. Kirsch (2)	234,000	201,250	435,250	0
William B. Lawrence (1)	14,660	30,250	44,910	0
Michael F. Mee (1)	22,866	27,750	50,616	0
Perry W. Premdas (1)	7,858	0	7,858	0
William J. Sharp (1)	25,313	35,250	60,563	0
Dennis W. Sullivan (1)	39,231	35,250	74,481	0
Officers Named in Summary Compensation Table
Sallie B. Bailey (2)	49,450	8,250	57,700	0
Thomas M. Gannon	3,074	0	3,074	0
James C. Bays (2)	61,114	165,875	226,989	0
Michael J. Murry (2)	45,450	40,750	86,200	0
Barry D. Russell (2)	43,700	37,625	81,325	0
17 Directors and Executive Officers as a Group (3)	696,987	749,275	1,446,262	0

(1)	Shares of Common Stock reported above do not include 3,800 deferred stock units awarded to all non-executive Directors on February 28, 2008 because no voting rights are conferred with the deferred stock units. The deferred stock units will be converted to Common Stock after a one-year vesting period and are subject to forfeiture if the recipient is no longer serving as a Director at the end of the deferral period except in the case of retirement, disability or death.

(2)	Shares of Common Stock reported above include 186,000, 38,650, 42,500, 37,850 and 36,500 performance shares awarded to Mr. Kirsch, Ms. Bailey, Mr. Bays, Mr. Murry, and Mr. Russell, respectively, with regard to the 2005-2007, 2006-2008, 2007-2009 and 2008-2010 performance periods (all of which shares of Common Stock are subject to forfeiture under the LTIP), as well as 48,000, 10,800, 7,200, 7,200 and 7,200 restricted shares of common stock awarded to Mr. Kirsch, Ms. Bailey, Mr. Bays, Mr. Murry, and Mr. Russell, respectively, under the LTIP, but do not include 9,056, 1,047, 4,249, 2,663, 1,790 and 2,578 “phantom” shares held for the accounts of to Mr. Kirsch, Ms. Bailey, Mr. Bays, Mr. Murry, and Mr. Russell, respectively, in the Supplemental DC Plan.

(3)	Shares reported above include 409,925 performance shares awarded to the executive officers with regard to the 2005-2007, 2006-2008, 2007-2009 and 2008-2010 performance (all of which shares of Common Stock are subject to forfeiture under the terms of the respective plans), as well as 92,400 restricted shares of common stock, but do not include 23,008 “phantom” shares held for the accounts of the executive officers in the Supplemental Executive Defined Contribution Plan.
     As a group, current Directors and officers have beneficial ownership of 3.25% of Ferro’s outstanding Common Stock. This percentage includes shares of Common Stock that would be issued if the Directors and officers exercised all stock options vested within 60 days after the record date for the Annual Meeting. None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.

Stock Ownership by Other Major Shareholders
     The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or shares convertible into Common Stock.

	Nature and Amount of
	Beneficial Ownership	Percentage of
	(Shares of Common	Outstanding
Name and Address of Beneficial Owner	Stock)	Common Stock
Mario J. Gabelli and related entities (1)	6,143,703	14.1%
One Corporate Center Rye, New York 10017
Jeffrey L. Gendell and related entities (2)	4,333,174	9.96%
55 Railroad Avenue Greenwich, Connecticut 06830
Wellington Management Company, LLP and related entities (3)	3,742,100	8.60%
75 State Street Boston, Massachusetts 02109
Deutsche Bank AG (4)	3,039,685	6.98%
Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany
Dimensional Fund Advisors LP(5)	2,839,9320	6.52%
1299 Ocean Avenue Santa Monica, CA 90401

(1)	We obtained the information regarding share ownership from Schedule 13F filed February 13, 2008, by Mario J. Gabelli and related entities, which reported sole voting power as to 6,005,203 shares of Common Stock, shared voting power with respect to 5,000 shares of Common Stock and sole dispositive power as to 6,143,703 shares of Common Stock as of December 31, 2007.

(2)	We obtained the information regarding share ownership from Schedule 13G/A filed on January 25, 2008, by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell, which reported shared voting and dispositive power with respect to an aggregate of 4,333,174 shares of Common Stock as of December 31, 2007.

(3)	We obtained the information regarding share ownership from the Schedule 13G/A filed on February 14, 2008, by Wellington Management Company, LLP, which reported shared voting power as to 2,219,400 shares of Common Stock, shared dispositive power as to 3,695,900 shares of Common Stock and 3,742,100 shares of Common Stock are deemed to be beneficially owned (due to its capacity as investment adviser to its clients) as of December 31, 2007.

(4)	We obtained the information regarding share ownership from the Schedule 13G filed on February 7, 2008, by Deutsche Bank AG, Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc., which reported sole voting power and sole dispositive power as to 3,039,685 shares of Common Stock.

(5)	We obtained the information regarding share ownership from the Schedule 13G/A filed on February 6, 2008, by Dimensional Fund Advisors LP. Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor or manager to four funds that own the shares of Common Stock and reported sole voting power as to 2,839,320 shares of Common Stock and sole dispositive power as to 2,839,320 shares of Common Stock as of December 31, 2007. Dimensional Fund Advisors LP; however, disclaims beneficial interest of the shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Ferro with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2007 or with respect to such fiscal year, all Section 16(a) filing requirements were met, except for Mr. Richard Hipple, Director, for whom one Form 3 was filed late and Mr. Nicholas Katzakis, Chief Accounting Officer, for whom one Form 3 and one Form 4 were filed late.

SHAREHOLDER PROPOSALS FOR
THE 2009 ANNUAL MEETING
     Any shareholder who intends to present a proposal at the 2009 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than November 16, 2008.
     Any shareholder who intends to present a proposal at the 2009 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than January 30, 2009, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder fails to submit the proposal by January 30, 2009.
SHAREHOLDER VOTING
     Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 3 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect three nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.
     Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention and non-votes are applicable.
MISCELLANEOUS
     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Morrow & Co., New York, New York, has been retained, at an estimated cost of $7,500 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, or by telephone. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 18, 2008.
     Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	James C. Bays,
Secretary
March 18, 2008

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of Shareholders of Ferro Corporation to Be Held on Friday, April 25, 2008:
This Proxy Statement and annual report to security holders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy#.

Note
     Under rules of the Securities and Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.641.8580.

FERRO CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
Vote by Telephone
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-5300.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 25, 2008 to be counted in the final tabulation.

If you vote by telephone or over the Internet, do not mail your proxy card.

è

If you vote by mail, the proxy card below must be signed and dated.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION
     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 25, 2008.
The undersigned shareholder of Ferro Corporation hereby appoints James C. Bays, Sallie B. Bailey and Suzanne K. Hanselman, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2008 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Signature

Signature if held jointly

Date:	, 2008

NOTICE: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, P.O. Box 535300, Pittsburgh, PA

15253, so your shares are represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
êPlease fold and detach card at perforation before mailing. ê

Ferro Corporation	Proxy
Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR proposal 1.
THE BOARD OF DIRECTORS RECOMMEND VOTES BE CAST FOR PROPOSAL 1.

1.	ELECTION OF DIRECTORS
Nominees for terms expiring in 2011:
(1) Sandra Austin Crayton (2) Richard J. Hipple (3) William B. Lawrence (4) Dennis W. Sullivan

	☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
	(except as listed to the contrary below)	to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

FERRO CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
Vote by Telephone
Have your instruction card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-5300.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your instruction card
in the postage-paid
envelope provided

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 23, 2008 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your instruction card.
SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

BOX A	To Vote Shares of Company Stock	BOX B	To Vote Uninstructed Shares of
	Allocated to Your Plan Account		Company Stock in the Plan
	è		è

If you vote by mail, the instruction card below must be signed and dated.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION	Confidential Voting Instructions
The undersigned, a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit
401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan, to vote the shares of Company stock allocated to his or her Plan account at the 2008 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows:

1.	ELECTION OF DIRECTORS
Nominees for terms expiring in 2011:
(1) Sandra Austin Crayton (2) Richard J. Hipple (3) William B. Lawrence (4) Dennis W. Sullivan

	☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
	(except as listed to the contrary below)	to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

Your voting instructions will be kept confidential. Under no circumstances will the Trustee or any of its agents disclose to Ferro Corporation or any other party how you voted.	Signature—Please sign exactly as your name appears above.
Date: , 2008

As a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account. You also have the ability, acting as a Named Fiduciary under the Plan, to instruct JPMorgan Chase Bank to vote a pro rata portion of the shares of Company stock (based on the ratio of the amount of Company stock in your Plan account to the total amount of Company stock in the Plan for which instructions are received) allocated to other participants’ Plan accounts for which the Trustee does not receive voting instructions.

To direct the Trustee to vote the shares of Company stock allocated to your Plan account by mail, please sign this voting instruction card on the reverse side. To direct the Trustee to vote the shares of Company stock allocated to your Plan account by telephone or the Internet, please follow the instructions on the reverse side and use the number by the arrow printed in Box A.

To direct the Trustee to vote the uninstructed shares of Company stock in the Plan by mail, please sign this voting instruction card below. To direct the Trustee to vote the uninstructed shares of Company stock allocated to the Plan accounts of other participants by telephone or the Internet, please follow the instructions on the reverse side and use the number by the arrow printed in Box B.

If you vote by telephone or the Internet, please do not send your voting instruction card by mail.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION	Confidential Voting Instructions
The undersigned, a participant acting as a Named Fiduciary under the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan to vote the shares subject to this instruction at the 2008 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows:

1.	ELECTION OF DIRECTORS
Nominees for terms expiring in 2011:
(1) Sandra Austin Crayton (2) Richard J. Hipple (3) William B. Lawrence (4) Dennis W. Sullivan

	☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
	(except as listed to the contrary below)	to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

Your voting instructions will be kept confidential. Under no circumstances will the Trustee or any of its agents disclose to Ferro Corporation or any other party how you voted.	Signature—Please sign exactly as your name appears on the reverse side.

Date: , 2008